Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

SCP HC BDC LLC

The undersigned, being an authorized person of SCP HC BDC LLC, a Delaware limited liability company, DOES HEREBY CERTIFY THAT:

1.     The current name of the limited liability company is SCP HC BDC LLC.

2.     The Certificate of Formation of the limited liability company is hereby amended by deleting the first paragraph in its entirety and replacing it with the following:

FIRST. The name of the limited liability company formed hereby is SLR HC BDC LLC.

IN WITNESS WHEREOF, the undersigned authorized person has duly executed this Certificate of Amendment to Certificate of Formation as of July 20, 2020.

/s/ Michael S. Gross
Michael S. Gross
Authorized Person